EXHIBIT 8

WILLKIE FARR & GALLAGHER	787 Seventh Avenue New York, NY 10019-6099 212 728 8000 Fax: 212 728 8111

April 30, 2003

CBL & Associates Properties, Inc.

2030 Hamilton Place Blvd., Suite 500

Chattanooga, Tennessee 37421-6000

Ladies and Gentlemen:

You have requested our opinion as special tax counsel to CBL & Associates Properties, Inc., a Delaware corporation (the “Company”), in connection with the preparation of a Registration Statement on Form S-3 (the “Registration Statement”) filed by Company with the Securities and Exchange Commission on April 30, 2003, concerning certain federal income tax issues relating to the offer and sale from time to time pursuant to Rule 415 under the Securities Act of 1933, as amended, of one or more of the following securities for an aggregate initial offering price not to exceed $499,713,203 on terms to be determined at the time or times of offering: (i) shares of the Company’s preferred stock, par value of $.01 per share (the “Preferred Stock”), (ii) shares of the Company’s common stock, par value of $.01 per share (the “Common Stock”), (iii) warrants to purchase shares of the Company’s Common Stock, and (iv) depositary shares representing fractional interests in the Common Stock or Preferred Stock.

These opinions are based on, and are conditioned upon: representations made to us by the Company in a letter dated April 30, 2003; representations made to us by Shumacker Witt Gaither & Whitaker, P.C., general counsel to the Company, in a letter dated April 30, 2003 and certain other records, documents, agreements and instruments as we have deemed necessary.

To the extent that we have examined and relied upon original documents or copies thereof in rendering the opinions expressed below, we have assumed (i) the authenticity of all documents submitted to us as originals, (ii) the conformity to authentic original documents of all documents submitted to us as copies and (iii) the genuineness of all signatures. We have also assumed that any statement made in any of the documents referred to herein “to the knowledge of” or “to the best of the knowledge of” any person or party or similarly qualified is correct without such qualification.

Based on such facts, assumptions and representations, and such other documents and information as we believed appropriate, and subject to the qualifications stated in the next paragraph below, as of the date hereof, we are of the opinion that, for federal income tax purposes under current law:

1.  commencing with the Company’s taxable year ending December 31, 1993, the Company was organized and has operated in conformity with the requirements for qualification as a real estate investment trust (“REIT”) under the Internal Revenue Code of 1986, as amended (the “Code”), and the proposed methods of operation of the Company, its operating partnership CBL & Associates Limited Partnership and its various property partnerships, as represented by the Company, will permit the Company to continue to qualify as a REIT for its current and subsequent taxable years; and

2.  the statements made in the Registration Statement under the caption “Federal Income Tax Considerations,” insofar as such statements constitute a summary of matters of law or legal conclusions, are accurate summaries in all material respects.

NEW YORK	WASHINGTON, DC	PARIS	LONDON	MILAN	ROME	FRANKFURT

CBL

April 30, 2003

These opinions are given as of the date hereof and are based on the Code, the Treasury Regulations promulgated thereunder and interpretations thereof by the Internal Revenue Service and the courts having jurisdiction over such matters, all of which are subject to change either prospectively or retroactively. Further, any material variation or material difference in the facts from those set forth in the letters from the Company and Shumacker Witt Gaither & Whitaker, P.C., or any other facts, assumptions or materials referred to above, may affect the conclusions stated herein. Moreover, the Company’s qualification and taxation as a REIT depends upon the Company’s ability to meet—through actual annual operating and other results—requirements under the Code, among other things, regarding distribution levels, the gross income and asset tests, and diversity of stock ownership. As Willkie Farr & Gallagher will not review whether the Company has fulfilled those requirements, no assurance can be given that the actual results of the Company’s operation and other activities for any one or more taxable years will satisfy the tests necessary to qualify as or be taxed as a REIT under the Code.

No opinion is expressed as to any matter not discussed herein and we assume no obligation to advise you of any changes in the foregoing subsequent to the date of this opinion, and we are not undertaking to update this opinion letter after the date hereof.

Very truly yours,

WILLKIE FARR & GALLAGHER